Exhibit 5.13

Please reply to:

Woodbridge

Direct Dial: (732) 855-6046

Direct Fax: (732) 726-6562

Email: pherman@wilentz.com

December 23, 2014

AmSurg Corp.

1A Burton Hills Boulevard

Nashville, Tennessee 37215

Ladies and Gentlemen:

We have acted as New Jersey counsel to AmSurg Corp. (the “Company”) and the Guarantors (as defined below), each organized and existing under the laws of the State of New Jersey (the “State”), for the limited pruposes of rendering this opinion letter in connection with the filing by the Company with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-4 (the “Registration Statement”), which relates to the registration under the Securities Act of 1933, as amended (the “Securities Act”), of the offer and exchange of up to $1,100,000,000 aggregate principal amount of the Company’s 5.625% senior notes due 2022 (the “Exchange Notes”) that are to be guaranteed by certain of the Company’s current and future direct and indirect subsidiaries, including the New Jersey entities set forth on Schedule I attached hereto (the subsidiary guarantors set forth on Schedule I attached hereto being collectively referred to herein as the “Guarantors”). The Exchange Notes are to be issued pursuant to an indenture, dated as of July 16, 2014, by and between AmSurg Escrow Corp. (“Escrow Corp”), and U.S. Bank National Associaton, as trustee (the “Trustee”), as supplemented by the First Supplemental Indenture, dated as of July 16, 2014, by and between the Company and the Trustee, as supplemented further by the Supplemental Indenture, dated as of July 16, 2014, by and among the Company, the guarantors party thereto and the Trustee as supplemented further by the Supplemental Indenture, dated as of October 8, 2014, by and among the Company, the guarantors party thereto and the Trustee, as supplemented further by the Supplemental Indenture, dated as of November 18, 2014, by and among the Company, the guarantor thereto and the Trustee, and as supplemented further by the Supplemental Indentrue, dated as of December 10, 2014, by and among the Company, the guarantor thereto and the Trustee. (collectively, the “Indenture”).

The Exchange Notes are to be issued in an exchange offer for a like aggregate original principal amount of currently outstanding 5.625% senior notes due 2022 in accordance with the terms of a Registration Rights Agreement, dated as of July 16, 2014, by and among Escrow Corp, the Company, the guarantors party thereto and Citigroup Global Markets Inc. as representative of the parties named therein as the initial purchasers (“Citigroup”), and the related Registration Rights Joinder, dated as of July 16, 2014, by and among Citigroup and the guarantors party thereto (collectively, the “Registration Rights Agreement”).

December 23, 2014

In rendering our opinions herein, we have relied with respect to factual matters, upon, and assumed the accuracy of, the Officers’ Certificate (defined below), and certificates of public officials referred to below. In addition thereto, we have reviewed and relied upon, and assumed the accuracy of, such documents, certificates and other instruments as in our judgment are necessary or appropriate to form the basis for rendering our opinions, including, without limitation, the following:

(i) the Certificates of Incorporation of each Guarantor certified by the New Jersey Department of Treasury (collectively, the “Certificates of Incorporation of the Guarantors”);

(ii) Amended and Restate By-Laws dated December 31, 2012, for Tri-County Pain Management, P.A. (“Tri-County”), By-Laws dated May 3, 2010 for Sheridan Childrens’ Healthcare Services of New Jersey, P.C. (“Sheridan of New Jersey”) and Restated By-Laws dated August 19, 2010 of Hackensack Anesthesiology Associates P.A. (now known as New Jersey Healthcare Specialists, P.C.) (“N.J. Specialists”) (collectively, the “Bylaws of the Guarantors”);

(iii) Action Taken by Written Consent of the Board of Directors of each Guarantor dated July 15, 2014 (“Board of Directors Action”) and Action Taken on Written Consent by the Sole Shareholder of each Guarantor effective as of June 29, 2014 (“Shareholders Action”);

(iv) the Officers Certificate With Respect To Various Factual Matters signed by an officer of each of the Guarantors and dated the date of this opinion (the “Officers’ Certificate”);

(v) Certificates of Good Standing of the New Jersey Department of Treasury with respect to each Guarantor dated December 11, 2014;

(vi) the Registration Rights Agreement;

(vii) the Indenture;

(viii) the form of Exchange Notes;

(ix) the Registration Statement; and

(x) the prospectus containing the Registration Statement (the “Prospectus”) (items (vi) through (ix) above shall collectively be referred to as the “Transaction Documents”).

Subject to the assumptions, exceptions and limitations hereinabove and hereinafter stated, it is our opinion that:

(1) As of December 11, 2014, each Guarantor is validly existing and in good standing under the New Jersey Business Corporate Act, N.J.S. 14A:1-1 et. seq. (including the Professional Service Corporation Act N.J.S. 14A:17-1 et. seq.).

(2) Each Guarantor has the requisite corporate power to execute, deliver and perform its obligations under the Indenture, including its guarantee of the Exchange Notes.

(3) The execution and delivery by each Guarantor of the Indenture and the performance of its obligations thereunder, including guaranteeing the Exchange Notes in accordance with the provisions of the Indenture, has been duly authorized by written corporate approval of the Board of Directors and the sole shareholder[s] of each Guarantor.

December 23, 2014

Our opinions set forth herein are qualified and limited in the following respects:

(a) The opinions expressed in this letter are qualified and based on the following assumptions:

(i) The Transaction Documents submitted to us for review in connection herewith are accurate and complete, each such document that is an original is authentic, each such document that is a copy conforms to an authentic original, and, to the extent applicable, all signatures on each such document are genuine;

(ii) Documents from public authorities are accurate, complete and authentic and all official public records (including their proper indexing and filing) are accurate and complete;

(iii) There has not been any mutual mistake of fact or misunderstanding, fraud, duress or undue influence in connection with the Transaction Documents;

(iv) The conduct of the parties to the Transaction Documents has complied with any requirements of good faith, fair dealing and conscionability;

(v) The trustee under the Indenture and the purchaser under the Registration Rights Agreement act in good faith; and

(vi) There are no agreements or understandings among the parties to the Transaction Documents, written or oral, and there is no usage of trade or course of prior dealing among the parties that would, in either case, define, supplement or qualify the terms of the Transaction Documents.

(b) We have assumed the due authorization, execution and delivery of the Transaction Documents (except with respect to the Guarantors).

(c) We do not give any opinions herein concerning compliance with any zoning, securities (including blue sky laws), health care, land use, environmental laws or regulations or the applicability thereof.

(d) We have assumed the representations made in the Transaction Documents are accurate.

(e) We assumed that the Certificates of Incorporation of the Guarantors, the Bylaws of the Guarantors, the Board of Directors Action and the Shareholders Action have not been amended, revoked or rescinded, and no action has been taken to effect or authorize any amendment, revocation or rescission, and same continue to remain in full force and effect.

The opinions set forth herein are specifically limited to the present laws of the State, and no opinion is expressed as to the effect the law of any other jurisdiction might have upon subject matter of the opinions expressed herein under conflict of laws principles or otherwise.

No opinion is to be implied or inferred beyond the opinions expressly stated herein. This opinion letter is given as of the date hereof. We assume no obligation to update or supplement this opinion letter to reflect any facts or circumstances which may hereafter come to our attention, or any changes in laws which may hereafter occur. Furthermore, this opinion letter is rendered solely to the addressees hereof and their successors and permitted assignees under the Transaction Documents and is not intended to be relied upon, nor may it be relied upon, by any entity or individual other than such addressees, without our prior written consent.

December 23, 2014

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act and to the use of our name therein and in the related Prospectus under the caption “Legal Matters.” In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/S/ WILENTZ, GOLDMAN & SPITZER, P.A.

Schedule I

Guarantors

Name of Guarantor		State of Organization

1.	SHERIDAN CHILDREN’S HEALTHCARE SERVICES OF NEW JERSEY, P.C.	New Jersey

2.	TRI-COUNTY PAIN MANAGEMENT, P.A.	New Jersey

3.	NEW JERSEY HEALTHCARE SPECIALISTS, P.C.	New Jersey